Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-185947 and 333-194112 on Form S-8 and Registration Statement No. 333-195997 on Form S-3 of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedules of Altisource Asset Management Corporation and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph related to the significance of the revenue generated from Altisource Residential Corporation, a consolidated variable interest entity that will be deconsolidated effective January 1, 2016 and the Company’s reliance upon the performance of service providers, including Altisource Portfolio Solutions S.A. and Ocwen Financial Corporation (related parties through January 15, 2015)), and our report dated February 29, 2016, relating to internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 29, 2016